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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.   1  )*


                         Optical Sensors Incorporated
         -------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.01 par value
              ---------------------------------------------------
                        (Title of Class of Securities)

                                   68384P107
                   -----------------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Item 1(a).  Name of Issuer:  Optical Sensors Incorporated
            --------------

Item 1(b).  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------
            7615 Golden Triangle Drive, Suite A, Minneapolis, MN 55344

Item 2(a).  Name of Persons Filing:  Catalyst Ventures, Limited Partnership
            ----------------------
            ("Catalyst"), New Enterprise Associates IV, Limited Partnership ("NEA IV"), which is a general partner of Catalyst, NEA Partners IV, Limited Partnership ("NEA Partners IV"), which is the sole general partner of NEA IV, New Enterprise Associates V, Limited Partnership ("NEA V"), NEA Partners V, Limited Partnership ("NEA Partners V"), which is the sole general partner of NEA V, Chemicals and Materials Enterprise Associates, Limited Partnership ("CMEA"), NEA Chemicals and Materials Partners, Limited Partnership ("CMEA Partners"), which is a general partner of CMEA; and Frank A. Bonsal, Jr. ("Bonsal"), Nancy L. Dorman ("Dorman"), C. Richard Kramlich ("Kramlich"), Arthur
            J. Marks ("Marks"), Thomas C. McConnell ("McConnell") and Charles W. Newhall III ("Newhall") (the "General Partners"). The General Partners are individual general partners of NEA Partners IV, NEA Partners V and CMEA Partners. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 5.     Ownership of Five Percent or Less of a Class.
            --------------------------------------------

            Each Reporting Person has ceased to be the beneficial owner of more than 5% of the outstanding Common Stock of Optical Sensors Incorporated.

All other items of this Schedule 13G remain the same as reported on the Schedule
--------------------------------------------------------------------------------
13G dated as of February 10, 1997 and filed on behalf of the Reporting Persons
------------------------------------------------------------------------------
with respect to the Common Stock of Optical Sensors Incorporated, except to
---------------------------------------------------------------------------
reflect that each of the Reporting Persons has ceased to be the beneficial owner
--------------------------------------------------------------------------------
of more than five percent of the Common Stock of Optical Sensors Incorporated.
------------------------------------------------------------------------------


                               Page 2 of 8 Pages

                                   SIGNATURE
                                   ---------

    After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 10, 1998

CATALYST VENTURES, LIMITED PARTNERSHIP

By: NEW ENTERPRISE ASSOCIATES IV,
     LIMITED PARTNERSHIP

    By:   NEA Partners IV, Limited Partnership

     By:              *
        ---------------------------------
        Charles W. Newhall III
        General Partner

NEW ENTERPRISE ASSOCIATES IV,
 LIMITED PARTNERSHIP

By:   NEA Partners IV, Limited Partnership

     By:              *
        ----------------------------------
        Charles W. Newhall III
        General Partner

NEA PARTNERS IV, LIMITED PARTNERSHIP

By:               *
   ----------------------------------
   Charles W. Newhall III
   General Partner


NEW ENTERPRISE ASSOCIATES V,
 LIMITED PARTNERSHIP

By:   NEA Partners V, Limited Partnership

     By:          *
        -----------------------------
        Charles W. Newhall III
        General Partner


NEA PARTNERS V, Limited Partnership

By:               *
   ----------------------------------
   Charles W. Newhall III
   General Partner


                               Page 3 of 8 Pages

CHEMICALS AND MATERIALS ENTERPRISE ASSOCIATES, LIMITED PARTNERSHIP

By:  NEA CHEMICALS AND MATERIALS PARTNERS, LIMITED PARTNERSHIP

     By:             *
        ------------------------------
        Charles W. Newhall III
        General Partner


NEA CHEMICALS AND MATERIALS PARTNERS, LIMITED PARTNERSHIP

By:               *
   -------------------------------
   Charles W. Newhall III
   General Partner


               *
--------------------------------
Frank A. Bonsal, Jr.


               *
--------------------------------
C. Richard Kramlich


               *
--------------------------------
Arthur J. Marks


               *
--------------------------------
Thomas C. McConnell


               *
--------------------------------
Charles W. Newhall III


                               Page 4 of 8 Pages

                                    *   /s/ Nancy L. Dorman
                                     -----------------------------------------
                                     Nancy L. Dorman
                                     on her own behalf and as Attorney-in-Fact


--------------------------------------------------------------------------------

*This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference.


                               Page 5 of 8 Pages

                                                                       EXHIBIT 1
                                                                       ---------
                                   AGREEMENT

    Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Optical Sensors Incorporated.

    EXECUTED this 10th day of February, 1998.

CATALYST VENTURES, LIMITED PARTNERSHIP

By: NEW ENTERPRISE ASSOCIATES IV,
     LIMITED PARTNERSHIP

    By:   NEA Partners IV, Limited Partnership

     By:          *
        ----------------------------------
        Charles W. Newhall III
        General Partner

NEW ENTERPRISE ASSOCIATES IV,
 LIMITED PARTNERSHIP

By:   NEA Partners IV, Limited Partnership

     By:          *
        ----------------------------------
        Charles W. Newhall III
        General Partner

NEA PARTNERS IV, LIMITED PARTNERSHIP

By:               *
   --------------------------------
   Charles W. Newhall III
   General Partner

NEW ENTERPRISE ASSOCIATES V,
 LIMITED PARTNERSHIP

By:   NEA Partners V, Limited Partnership

     By:          *
        ----------------------------------
        Charles W. Newhall III
        General Partner

NEA PARTNERS V, Limited Partnership

By:               *
   --------------------------------
   Charles W. Newhall III
   General Partner


                               Page 6 of 8 Pages

CHEMICALS AND MATERIALS ENTERPRISE ASSOCIATES, LIMITED PARTNERSHIP

By:  NEA CHEMICALS AND MATERIALS PARTNERS, LIMITED PARTNERSHIP

     By:          *
        ----------------------------
        Charles W. Newhall III
        General Partner


NEA CHEMICALS AND MATERIALS PARTNERS, LIMITED PARTNERSHIP

By:               *
   -------------------------------
   Charles W. Newhall III
   General Partner


               *
-------------------------------
Frank A. Bonsal, Jr.


               *
-------------------------------
C. Richard Kramlich


               *
-------------------------------
Arthur J. Marks


               *
-------------------------------
Thomas C. McConnell


               *
-------------------------------
Charles W. Newhall III

                               Page 7 of 8 Pages

                                    *  /s/ Nancy L. Dorman
                                     -----------------------------------------
                                     Nancy L. Dorman
                                     on her own behalf and as Attorney-in-Fact


--------------------------------------------------------------------------------

*This Agreement was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference.


                               Page 8 of 8 Pages